Exhibit 99.1

News Release	Williams (NYSE: WMB)
One Williams Center
Tulsa, OK 74172
800-Williams
www.williams.com

DATE: June 4, 2018

MEDIA CONTACT:	INVESTOR CONTACT:
Keith Isbell (918) 573-7308	Brett Krieg (918) 573-4614

Williams Appoints Nancy K. Buese to Board of Directors

TULSA, Okla. – The Williams Companies, Inc. (NYSE: WMB) (“Williams”) today announced that its Board of Directors has appointed Nancy K. Buese as an independent director on the Board, effective immediately.

Ms. Buese is a highly-skilled and extremely knowledgeable industry leader and currently serves as executive vice president and chief financial officer for Newmont Mining Corporation. She brings 25 years of experience in financial leadership roles to the Board. Prior to her current position at Newmont, Ms. Buese served as executive vice president and CFO for MPLX, a publicly traded midstream energy company, and as executive vice president and CFO for MarkWest Energy Partners prior to its acquisition by MPLX.

Ms. Buese fills the vacancy on the Board created by the retirement of former longtime Board member Janice Stoney, and has been appointed to the Board’s Compensation and Management Development, and Environmental Health & Safety committees.

“The Williams Board is pleased to welcome an outstanding new director in Nancy, who brings a wealth of financial leadership and energy experience to our Board,” said Stephen W. Bergstrom, chairman of the Williams Board of Directors. “Nancy’s expertise and commitment to strong, independent corporate leadership enhances the membership of our Board as it focuses on the execution of the Company’s natural gas-focused business strategy and the positioning of Williams to deliver long-term, sustainable shareholder value and growth.”

“Williams will benefit greatly from Nancy’s long track record of outstanding financial and energy leadership and experience,” said Alan Armstrong, president and chief executive officer. “Her appointment reflects well on Williams’ ongoing commitment to the enhancement of stockholder value and extends the Company’s long history of strong, independent corporate governance.”

The Williams Board of Directors now consists of 11 members, ten of whom are independent.

Nancy K. Buese

Nancy K. Buese currently serves as executive vice president and chief financial officer of Newmont Mining Corporation. Prior to joining Newmont in 2016, she served as executive vice president and chief financial officer for MPLX, a publicly traded midstream energy company formed by Marathon Petroleum Corporation. Prior to MPLX’s acquisition of MarkWest Energy Partners in 2015, Ms. Buese served for 11 years as executive vice president and chief financial officer of MarkWest. Having worked in public accounting for 12 years, Ms. Buese also is a former partner with Ernst & Young. She earned her degree in Accounting and Business Administration from the University of Kansas and is a certified public accountant.

About Williams

Williams (NYSE: WMB) is a premier provider of large-scale infrastructure connecting U.S. natural gas and natural gas products to growing demand for cleaner fuel and feedstocks. Headquartered in Tulsa, Okla., Williams owns approximately 74 percent of Williams Partners L.P. (NYSE: WPZ). Williams Partners is an industry-leading, large-cap master limited partnership with operations across the natural gas value chain including gathering, processing and interstate transportation of natural gas and natural gas liquids. With major positions in top U.S. supply basins, Williams Partners owns and operates more than 33,000 miles of pipelines system wide – including the nation’s largest volume and fastest growing pipeline – providing natural gas for clean-power generation, heating and industrial use. Williams Partners’ operations touch approximately 30 percent of U.S. natural gas. www.williams.com

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual and quarterly reports filed with the Securities and Exchange Commission.

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